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                                                                   Exhibit 10(i)

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), effective as of May 12, 1999 (the "Effective Date"), between Allen D. Rice ("Executive") and National Auto Credit, Inc., a Delaware corporation ("Employer").

         In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       EMPLOYMENT OF EXECUTIVE

         Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.       EMPLOYMENT PERIOD

         Subject to earlier termination as provided in section 5, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue for a period of three (3) years (the "Initial Employment Period"). Unless either party gives notice of non-renewal at least six (6) months prior to the expiration of the Initial Employment Period or any extension thereof, the term of this Agreement shall be extended for an additional one (1) year period beyond the end of the Initial Employment Period, or the end of any extension thereof, as the case may be (the Initial Employment Period and any extension thereof is hereafter referred to as the "Employment Period").

3.       DUTIES AND RESPONSIBILITIES

         3.1 GENERAL. During the Employment Period, Executive shall have the title of President of the Employer and shall be charged with pursuing a growth strategy of building the Employer's business within the specialty finance sector and developing and extending the Employer's business within the sub-prime auto finance segment. Executive shall report directly to and take direction from the Board of Directors of the Employer (the "Board"), the Chairman of the Board and any appropriately appointed committee of the Board (acting in their capacities as members of the Board) and to no other individual or group of

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individuals. Executive shall devote all of his business time and expend his best efforts, energies and skills to the Employer. Executive shall be the primary person responsible for the operations and affairs of the Employer and its subsidiaries in pursuit of the Employer's business. Executive shall perform such duties, consistent with his status as President of Employer, as he may be assigned from time to time by the Board. On or before September 30, 1999, Employer shall nominate Executive to the Board and use its best efforts to see that Executive is appointed to the Board. Any such appointment shall be subject to Board approval. Executive acknowledges that the Employer may expand its business beyond the sub-prime auto finance industry into other areas. In connection therewith, Employer may hire individuals with knowledge and experience in such alternative business areas to guide Employer in the pursuit of such alternative business areas and to be solely responsible for Employer's expansion into such alternative business areas. In such circumstances, such individuals may be charged to report directly to the Board and may receive titles of President of such alternative business areas. However, such individuals shall not exercise any authority over Executive. The expansion into such alternative business areas under the guidance and direction of such other individuals shall not in and of itself be a diminution of Executive's duties or give Executive any right to terminate the Employment Period or this Agreement for Good Reason (as defined below).

4.       COMPENSATION AND RELATED MATTERS

         4.1 BASE SALARY. For each twelve-month period during the Employment Period, commencing with the twelve-month period beginning on the date of this Agreement (each such period, an "Employment Year"), Employer shall pay to Executive a base salary equal to $300,000, subject to increase at the discretion of the Board; provided that the base salary shall be increased annually by a minimum percentage equal to the percent increase in the consumer price index from year to year (the initial base salary, including any Board approved increase thereof, the "Base Salary"). The Base Salary for each Employment Year shall be payable in advance in monthly increments.

         4.2 ANNUAL BONUS. For each fiscal year during the Employment Period (each, a "Bonus Year"), at the discretion of the Board, Executive may receive a cash bonus of up to 66.66% of the Base Salary (the "Bonus") based upon attainment of annual performance objectives to be reasonably established by the Board


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for the Bonus Year, such performance objectives to be established as soon as possible following the beginning of the Bonus Year; provided, however, that for the first Bonus Year (commencing on February 1, 1999), the performance objectives shall be established as soon as possible following the date hereof. One-half of the Bonus (in an amount equal to $100,000) for the first Bonus Year shall be guaranteed and such guaranteed portion of the Bonus for the first Bonus Year shall be payable on the date hereof. Otherwise, any Bonus earned for any subsequent Bonus Year and any additional Bonus for the first Bonus Year shall be payable promptly following the determination thereof, on the later of (i) fifteen (15) days after the members of the Board have received the audited financial statements for such Bonus Year, or (ii) the first meeting of the Board following the end of such Bonus Year. Except as otherwise set forth in Section 6 hereof, the Bonus payable for any Bonus Year in which the Employment Period terminates shall equal the Bonus that would have been paid had the Employment Period not so terminated, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365.

         4.3 LIFE INSURANCE. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of term insurance on the life of Executive in the amount equal to five times Base Salary, naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Such life insurance may be voluntarily extended by Executive at Executive's expense by an additional amount of up to $1,500,000 of coverage. Executive agrees that Employer shall have the right to obtain other life insurance on Executive's life, at Employer's sole expense and with Employer or an affiliate thereof as the sole beneficiary thereof. Executive shall (i) cooperate fully with Employer in obtaining all such insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

         4.4 AUTOMOBILE; HEALTH CLUB; TAX AND FINANCIAL PLANNING; LEGAL EXPENSES. Employer shall provide Executive with a monthly allowance during the Employment Period of $1,000 to cover the costs of a leased automobile, including maintenance, fuel, and insurance. In addition, during the Employment Period, Employer shall pay for or reimburse Executive (as determined by Employer) for monthly dues at a local health club or fitness facility. Employer shall reimburse Executive up to $2,000 annually for costs


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incurred by Executive for annual tax and financial planning. Employer shall also reimburse Executive up to $10,000 for Executive's reasonably incurred legal expenses for the review and negotiation of this Agreement and ancillary matters in connection with the execution of this Agreement and Executive's commencement of employment with Employer.

         4.5 OTHER BENEFITS. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance or other similar plan or program of Employer. Employer shall provide short-term and long-term disability insurance for Executive which provides benefits equal to at least 60% of Base Salary. To the degree that Employer's medical insurance does not fully cover the cost of an annual physical examination for Executive, Employer shall reimburse Executive for such expense promptly after such expense is incurred. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

         4.6 EXPENSE REIMBURSEMENT. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

         4.7 VACATIONS. Executive shall be entitled to 20 days vacation for each calendar year during the Employment Period, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

         4.8 ANNUAL EQUITY INCENTIVES. In order to provide further incentive to Executive and align the interests of Executive with those of the stockholders of Employer, Employer shall grant to


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Executive annual equity incentives consisting of (i) shares of common stock of
Employer, par value per share $0.05 (the "Common Stock"), subject to forfeiture and restricted as to transfer ("Restricted Stock") and (ii) options to purchase Common Stock ("Options").

         (a) RESTRICTED STOCK AWARD. As of the date hereof, Employer shall grant to Executive a Restricted Stock Award consisting of 30,000 shares of Restricted Stock (the "Restricted Stock Award"). The Restricted Stock Award shall vest and become transferable proportionately on a monthly basis over a period of two years from the date hereof and shall have such other terms and conditions as set forth in the Restricted Stock Award Agreement attached hereto as Exhibit A.

         (b) OPTION AWARD. As of the date hereof, Employer shall grant to Executive an Option with respect to 300,000 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on the NASDAQ Bulletin Board as of the trading day immediately prior to the date hereof (the "Option Award"). The Option shall vest and become exercisable proportionately on a monthly basis over a period of two years from the date hereof and shall have such other terms and conditions as set forth in the Stock Option Agreement attached hereto as Exhibit B. On each of the first and second anniversaries of the date hereof, provided Executive is employed on such dates, Employer shall grant to Executive an additional Option Award (with respect to 300,00 shares on each such anniversary) vesting over the two-year period subsequent to the date of grant on similar terms and conditions.

         (c) ADDITIONAL OPTION PURCHASE. On the last day of each fiscal year during the Employment Period, provided Executive has met or exceeded the performance objectives agreed upon by the Board and Executive for such fiscal year, Executive shall have the right to purchase from Employer an additional Option with respect to 100,000 shares of Common Stock (the "Additional Option"). The Additional Option shall have a per share exercise price equal to the closing price of the Common Stock on the NASDAQ Bulletin Board on the trading day immediately prior to the date of purchase. The Additional Option shall be fully vested and shall have such other terms and conditions as are mutually agreed upon between Employer and the Executive. The purchase price for any Additional Option shall be determined by Employer's independent accountants based on a Black-Scholes valuation methodology.


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         4.9 RELOCATION EXPENSES; TEMPORARY LIVING EXPENSES. Upon submission of properly documented receipts, Employer shall reimburse Executive for (i) reasonable moving costs in connection with Executive's relocation of his family from Chicago to a location near the Employer's main headquarters prior to August of the year 2000 and (ii) reasonable real estate commissions with respect to the sale of Executive's current residence in Chicago in connection with or following such relocation. In addition, for a period of one year from the date hereof or until Executive relocates his family to such location, if earlier, Employer shall reimburse Executive for the reasonable cost of temporary housing in such location and reasonable travel between Chicago and such location for the purpose of visiting his family. Such reimbursement for temporary housing and reasonable travel shall not exceed $20,000 and shall be subject to submission of properly documented housing and travel receipts. In addition, the Employer shall pay to Executive up to an additional $10,000 (the "Tax Gross-Up") to cover part of the tax consequences to Executive for the benefits payable pursuant to this Section
4.9. The Tax Gross-Up shall be payable within 30 days following the relocation of Executive's family as stated above. In the event Executive's tax liability for payments pursuant to this Section 4.9 does not rise to $10,000, Employer shall pay such lesser amount.

5.       TERMINATION OF EMPLOYMENT PERIOD

         5.1 TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE. Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below). The effective date of such termination of the Executive from the Employer shall be the date that is thirty (30) days following the date on which such notice is given, except as otherwise specifically provided herein. Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from the Employer and terminate the Employment Period. The effective date of such termination of the Executive from the Employer shall be the date that is thirty
(30) days following the date on which such notice is given.

         5.2 BY EMPLOYER FOR CAUSE. Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause." As used herein, "Cause" shall mean fraud, embezzlement, gross negligence or willful misconduct or a material default by Executive in the performance of his


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duties hereunder. No act or failure to act on the Executive's part will be considered "willful" unless done or omitted to be done by him not in good faith or without a reasonable belief that his action or omission was in the best interest of the Employer. If the Employer believes that the Executive's employment should be terminated for Cause, the Board will notify the Executive in writing, stating the basis for its belief. The Executive will have ten (10) days to respond to the notice. If, following receipt of the Executive's response or Executive's failure to timely respond, the Board determines that the Executive's employment should be terminated for Cause, the Company may, upon 30 day's prior written notice to the Executive, terminate his employment for Cause. In the event that Executive chooses to challenge in arbitration Employer's determination of Cause and Executive prevails in such arbitration, Employer agrees to reimburse Executive for his reasonable legal fees incurred in pursuing and obtaining such determination.

         5.3 BY EXECUTIVE FOR GOOD REASON. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for "Good Reason" (as defined below) effective immediately. For the purposes hereof, "Good Reason" means any of the following without Executive's consent: (A) subject to Section 3 above, a material and adverse change in the nature or scope of Executive's authority and duties from those exercised or performed by Executive immediately after the Effective Date; (B) a material breach of this Agreement by Employer; (C) the sale, transfer or disposition by the Employer of all or substantially all of its assets in the line or lines of business that Executive is primarily responsible for; or (D) a change in the composition of the Board in which the individuals who constitute the Board, as of the date hereof (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election was approved by a vote of at least a majority of the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; provided, however, that the circumstances set forth in this
Section 5.3(A) and (B) will not be Good Reason if within 30 days of notice by the Executive to the Employer, Employer cures such circumstances.

         5.4 DISABILITY. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i)


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a continuous period of at least 120 days, or (ii) periods aggregating at least
180 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Employer in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, Employer may conclusively determine Executive to be disabled and terminate the Employment Period on account of Disability at any time after Executive has commenced receiving benefits under the long-term disability insurance policy obtained pursuant to Section 4.5 hereof.

         5.5 DEATH. The Employment Period shall end on the date of Executive's death.

6.       TERMINATION COMPENSATION

         6.1 TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.1 hereof or by Executive pursuant to the provisions of
Section 5.3 hereof, Employer will pay to Executive (i) Executive's Base Salary through the date of termination, (ii) within five (5) days following the date of termination in one lump sum an amount equal to the Base Salary multiplied by the number of years (and fractional portions thereof) remaining in the Employment Period (the "Severance Period") and (iii) on the date due pursuant to the provisions of Section 4.2 hereof, the bonus for the then current Bonus Year, prorated for the period of time during the Bonus Year that Executive was employed. All other benefits provided for in Sections 4.3, 4.4 and Section 4.5 (except for pension and retirement benefits) shall be continued at the expense of Employer for the Severance Period. In the event that any such benefits cannot be continued under the terms of the applicable benefit programs or Employer chooses not to continue such benefits, the Employer shall pay to Executive a lump sum amount having an equal value of such remaining benefits. In addition, if the Employment Period is terminated by Employer pursuant to the provisions of



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Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof, (i) the restrictions with respect to all unvested shares of Restricted Stock previously granted to Executive shall immediately lapse and such shares shall become transferable and no longer subject to forfeiture and (ii) all unvested portions of the Options previously granted to Executive shall immediately become vested and exercisable. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

         6.2 CERTAIN OTHER TERMINATIONS. If the Employment Period is terminated by Employer pursuant to the provisions of Sections 5.2 or 5.4, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive, within thirty (30) days of the date of termination, Executive's Base Salary through the date of termination. Provided the date of termination is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive, when due pursuant to provisions of Section 4.2 hereof, the Bonus for such Bonus Year. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

         6.3 NO OTHER TERMINATION COMPENSATION. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

         6.4 SEVERANCE LETTER OF CREDIT. Within 10 days hereof, Employer shall secure a letter of credit or establish an escrow account (the choice of a letter of credit or an escrow account to be at the discretion of the Employer), mutually satisfactory to both parties, to provide for the payment of $300,000 in partial satisfaction of Employer's obligations under Section 6.1 hereof, in the event that the Employment Period is terminated by the Employer pursuant to
Section 5.1 hereof or by Executive pursuant to Section 5.3 hereof. The letter of credit shall be kept in place by Employer for a period of 18 months following the date hereof, at which point the letter of credit may be terminated.

7.       PROFESSIONAL LIABILITY INSURANCE; INDEMNIFICATION

         7.1 INSURANCE. The Employer will provide coverage for Executive under the Employer's director and officer professional liability insurance policy.



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         7.2 INDEMNIFICATION. Employer shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this Section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Employer or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Employer.

         (a) NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive will, if a claim in respect thereof is to be made against the Employer under this Agreement, notify the Employer in writing of the commencement thereof; but the omission to so notify the Employer will not relieve the Employer from any liability that it may have to the Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which the Executive gives notice to the Employer of the commencement thereof:

                  (i) The Employer will be entitled to participate therein at its own expense; and

                  (ii) Except as otherwise provided in this Section 7.2(a)(ii) to the extent that it may wish, the Employer, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel satisfactory to the Executive. After notice from the Employer to the Executive of its election to so assume the defense thereof, the Employer shall not be liable to the Executive under this Agreement for any legal or other expenses subsequently incurred by the Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ the Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Employer of its assumption of the defense thereof shall be at the expense


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of the Executive unless (a) the employment of counsel by the Executive has been authorized by the Employer, (b) the Executive shall have reasonably concluded that there may be a conflict of interest between the Employer and the Executive in the conduct of the defense of such Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and the Executive would be personally affected by such remedy or the carrying out thereof), or (c) the Employer shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Employer. The Employer shall not be entitled to assume the defense of any Proceeding brought against the Executive by or on behalf of the Employer or as to which the Executive shall have reached the conclusion provided for in clause (b) above.

8.       CONFIDENTIALITY

         Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning Employer and its businesses. The obligations of Executive pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

9.       NONCOMPETITION.

         For one-year following his termination of employment hereunder for any reason, including termination by the Employer without Cause or by the Executive with Good Reason (such period referred to herein as the "Non-Compete Period"), the Executive shall not directly or indirectly, engage in any Competitive Activity (as defined below) in competition with the Employer. "Competitive Activity" shall mean: (A) the development, providing, marketing, administration, management, or acting as a consultant in the providing of, the business of sub-prime auto finance or any other business in which the Employer is engaged at the time, (B) the participation, directly or indirectly, in any business which is the same as or substantially similar to or is or would be competitive with the business of the Employer at the time; and (C) becoming an employee, director, officer, consultant, independent contractor, lecturer or advisor of or to, or otherwise providing services to, any business, individual, partnership, firm, association or corporation, if the Executive's


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duties relate in any manner to the business of developing, providing, marketing, administering, managing, or acting as a consultant in the providing of, the business of sub-prime auto finance or any other business in which the Employer is engaged at the time. Nothing herein, however, shall prohibit Executive from acquiring or holding any issue of stock or securities of any business, individual, partnership, firm, or corporation (collectively "Entity") which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than five percent of the voting securities of any such Entity. The obligations of Executive pursuant to this Section 9 shall survive the expiration or termination of this Agreement.

10.      NONSOLICITATION.

         During the Non-Compete Period, Executive shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of the Employer (or individuals who were employees of the Employer within six months of termination of the Non-Compete Period). During the Non-Compete Period, Executive shall not, directly or indirectly, solicit, hire or take away or attempt to solicit, hire or take away (i) any customer or client of the Employer or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Employer during the one (1) year immediately preceding such date) of the Employer or encourage any customer or client of the Employer to terminate its relationship with the Employer without the Employer's prior written consent. The obligations of Executive pursuant to this Section 10 shall survive the expiration or termination of this Agreement.

11.      SUCCESSORS; BINDING AGREEMENT

         This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.


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12.      SURVIVORSHIP

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

13.      MISCELLANEOUS

         13.1 NOTICES. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

                  If to Employer:    National Auto Credit, Inc.
                                     30000 Aurora Road
                                     Solan, Ohio 44139
                                     Attn.: Secretary

                  If to Executive:   Mr. Allen D. Rice
                                     838 Panorama Drive 315
                                     Palatine, IL 60067

         13.2 TAXES. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

         13.3 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws therein.

         13.4 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city in which the Employer's main corporate headquarters is then located in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.


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         13.5 HEADINGS. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

         13.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13.7 SEVERABILITY. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

         13.8 ENTIRE AGREEMENT AND REPRESENTATION. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        NATIONAL AUTO CREDIT INC.


                                        By:
                                            -----------------------------
                                            James J. McNamara
                                            Chairman of the Board




                                        ---------------------------------
                                            Allen D. Rice



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